AltiGen Communications Reports First Quarter Fiscal 2010 Financial Results

San Jose, CA – January 27, 2010 - AltiGen Communications, Inc. (NASDAQ: ATGN), the leading provider of integrated Microsoft-based Unified Communications solutions, today reported financial results for its fiscal 2010 first quarter ended December 31, 2009.

First Quarter Financial Highlights:
•	First quarter revenue of $4.2 million
•	Gross margin improved to 66.6%
•	Net loss improved to $470,000
•	Ending cash balance increased to $7.6 million

Gilbert Hu, AltiGen’s CEO, stated, “We are pleased with the growing success of our conversion to an open software communications platform that is enabling us to competitively serve the larger opportunity in the upper mid-market. As we move upstream in the marketplace, we have experienced some expected short-term trade off in our small systems revenue, but the much larger opportunity we are seeing from our transition to larger systems sales positions AltiGen to achieve long-term sustainable revenue growth as a stronger, higher margin business.”

Jeremiah Fleming, AltiGen's President and COO, stated, “The significance of AltiGen’s strategy can best be explained in comparison to the computer industry. Most of the major computer hardware manufacturers that once dominated that industry have now gone by the wayside as powerful microcomputers and client/server software products were introduced. The same situation is now taking place in the communications industry, as evidenced by the rapid demise of once high-flying companies such as Nortel and the emergence of Microsoft as a major software communications vendor.

“AltiGen’s business strategy leverages this shifting trend in the communications industry, through the development of leading software applications while working closely with our strategic partners. As such, we are focused on several key growth initiatives to drive our business forward:

•	Continued expansion of our strategic partnerships with Fiserv in the US and UnionPay in China to deploy our Unified Communications solutions to their thousands of credit union and banking customers.
•	Enhanced integrations with Microsoft products to jointly address the growing demand for software-based Unified Communications solutions.
•	A soon to be released revolutionary new business mobility solution.

“With an industry trending toward software-based communications solutions, and our industry leading communications applications and ability to leverage the strengths of major partners, we are very excited about the new opportunities ahead.”

Revenue for the fiscal 2010 first quarter was $4.2 million, compared to revenue of $4.8 million in both the first quarter last year and the preceding quarter. Gross margin in the first quarter increased to 66.6%, compared to 60.9% a year ago and 65.1% in the preceding quarter. Operating expenses totaled $3.3 million, a decrease from $4.3 million a year ago and $3.9 million in the preceding quarter.

Net loss for the first quarter of fiscal 2010 was $470,000, or a loss of $0.03 per share, compared to a net loss of $1.3 million, or a loss of $0.08 per share, in the first quarter of 2009 and a net loss of $729,000, or a loss of $0.05 per share, in the preceding quarter. Total cash and cash equivalents at December 31, 2009 were $7.6 million, up from $7.4 million at September 30, 2009.

Phil McDermott, AltiGen's CFO, stated, “While revenue was weaker in the quarter, we achieved continued sequential increase in gross margins and reduction in expenses, and we ended the quarter with an increased cash balance as a result of improved balance sheet management.”

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, January 27, 2010 to discuss AltiGen's results of operations for the fiscal 2010 first quarter. Dial (800) 894-5910 (domestic) or (785) 424-1052 (international) to listen in to the call. The conference call ID is "AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through January 29, 2010. To access the replay, dial (800) 695-0715 or (402) 220-1423. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems and our Call Center solutions, AltiGen’s successful transition to an open software communications platform, our continued movement into larger systems sales opportunities, AltiGen’s ability to work effectively with UnionPay Co., Ltd in China and Fiserv in the USA, continued integration with Microsoft products in the Unified Communications market space, our ability to leverage the strengths of major partners and our ability to deliver a revolutionary new business mobility solution.  These statements reflect management's current expectation.  However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contacts:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(408) 597-9000 x161	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	December 31
	FY 2010	FY 2009
Net Revenue	$4,221	$4,860
Gross profit	2,810	2,962

Research and development	1,147	1,225
Selling, general & administrative	2,154	3,055

Operating loss	(491)	(1,318)

Interest and other income, net	22	34

Net loss before tax	(469)	(1,284)

Provision for income tax	1	(16)

Net loss after tax	$(470)	$(1,268)

Basic and diluted net loss per share	(0.03)	(0.08)

Weighted average shares outstanding	16,293	15,838

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2009	September 30, 2009

Cash and cash equivalents	$7,629	$7,397
Accounts receivable, net	1,083	1,545
Inventories	1,088	1,266
Other current assets	218	128
Net property and equipment	464	501
Other long-term assets	428	494
Total Assets	$10,910	$11,331

Current liabilities	$4,980	$5,342
Long-term liabilities	281	232
Stockholders' equity	5,649	5,757

Total Liabilities and Stockholders' Equity	$10,910	$11,331